Exhibit 99.1

CONTINENTAL MATERIALS CORPORATION REPORTS UNAUDITED
FIRST QUARTER RESULTS

CHICAGO, May 16 — Continental Materials Corporation (AMEX; CUO) today reported a net loss of $301,000 or 19 cents per diluted share for its first quarter ending April 1, 2006 compared with a net loss of $288,000 or 17 cents per diluted share for the same period in 2005.

Sales increased $3,927,000, or 13 percent, to $33,684,000. The increase in sales was primarily due to higher ready mix concrete volume as well as higher prices instituted principally in response to increased cement and fuel costs. Volumes improved largely as a result of increased construction activity along the Front Range of Colorado.

The operating loss for the 2006 quarter increased to $420,000 from $338,000 primarily due to the addition of sales and engineering personnel at Williams Furnace Co. offsetting the improved concrete results.

Delay in Filing Form 10-Q

The Company also announced that it is unable to file its Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2006 due to its previously announced delay in filing its Annual Report on Form 10-K for the fiscal year ended December 31, 2005. The Company intends to file a notification of late filing on Form 12b-25 informing the Securities and Exchange Commission of its delayed filing. The Company has not filed its 2005 Form 10-K because shortly prior to its planned filing date, the Company’s auditor informed the Company that it was the auditor’s opinion that the Company may need to report certain product lines as separate segments. The Company is working with its auditors and other advisors to resolve the business segment matter and expects to file the 2005 Form 10-K prior to June 16, 2006. The Form 10-Q for the fiscal quarterly period ended April 1, 2006 will be filed as soon as practicable thereafter.

The Company does not anticipate any revisions to the 2006 unaudited financial information presented for the fiscal quarter ended April 1, 2006 in this release nor to the unaudited full-year 2005 financial information presented publicly in its release dated March 31, 2006.

CAUTIONARY STATEMENT— Statements in this document that are not historical facts are forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in the company’s Annual Report on Form 10-K for the year ended January 1, 2005 filed with the Securities and Exchange Commission, as the same may be amended from time to time. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of the company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the company’s ability to control or predict. Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, the company does not have any intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

CONTINENTAL MATERIALS CORPORATION

SUMMARY OF SALES AND EARNINGS

	Three Months Ended
	April 1, 2006	April 2, 2005

Sales	$33,684,000	$29,757,000

Operating loss	(420,000)	(338,000)

Interest	(96,000)	(131,000)
Other income	61,000	46,000

Loss before income taxes	(455,000)	(423,000)

Benefit from income taxes	(154,000)	(135,000)

Net loss	$(301,000)	$(288,000)

Basic loss per share	$(0.19)	$(0.17)
Average shares outstanding	1,605,000	1,648,000

Diluted loss per share	$(0.19)	$(0.17)
Average shares outstanding	1,605,000	1,648,000